Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

RUBINCON VENTURES INC.

FIRST. The name of this corporation shall be:

RUBINCON VENTURES INC.

SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

THIRD. The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

One Thousand Five Hundred (1,500) shares without par value.

FIFTH. The name and mailing address of the incorporator is as follows:

Neysa Webb

The Company Corporation

1013 Centre Road

Wilmington, DE 19805

SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this second day of February, A.D. 1999.

/s/ Neysa Webb
Neysa Webb
Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RUBINCON VENTURES INC.

RUBINCON VENTURES INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

Twenty-Five Million (25,000,000) shares with a par value of One Mil ($0.001) per share, amount to Twenty-Five Thousand Dollars ($25,000).

SECOND: That the said amendment has been consent to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Carsten Mide, this 12th day of April A.D., 1999.

/s/ Carsten Meid
Carsten Meid Authorized Officer

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Laws of the State of Delaware does hereby certify:

FIRST: That a meeting of the Board of Directors of Rubincon Ventures Inc. (the “Company”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for a consent vote of the majority of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered “4” so that, as amended, said Articles shall be read as follows:

“Two hundred Million (2,000,000) shares with a par value of One Mil ($0.001) per share, amount to Two Hundred Thousand Dollars ($200,000).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a consent resolution was obtained from the majority of the stockholders of the Company where the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this nineteen day of September, 2005.

By:	/s/ Ted Reimchen
Ted Reimchen
Chief Executive Officer, President and Director

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

RUBINCON VENTURES INC., a corporation organized and existing under and by virtue of the General Corporation Laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by written consent of the Board of Directors of Rubincon Ventures Inc. (the “Company”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for a vote of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by:

changing the article thereof entitled FIRST to read “FIRST. The name of this corporation shall be: API NANOTRONICS CORP.”

and changing the article thereof entitled “FOURTH” to read as follows:

Section 4.A The total number of shares of all classes of stock that the Corporation is authorized to issue is Two Hundred Million and One (200,000,001) shares, consisting of Two Hundred Million (200,000,000) shares of Common Stock, par value of $0.001 per share, and One (1) share of Special Voting Stock, par value of $0.01 per share.

Section 4.B. The powers, preferences, rights, qualifications, limitations and restrictions of the Special Voting Stock are as follows:

1. DIVIDENDS. Neither the holder nor, if different, the owner of the Special Voting Share shall be entitled to receive dividends in its capacity as holder or owner thereof.

2. VOTING RIGHTS. Subject to paragraph 6 hereof, the holder of record of the Special Voting Share shall be entitled to all of the voting rights, including the right to vote in person or by proxy, of the Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of the Corporation at a meeting of the shareholders or in connection with a consent of the shareholders.

3. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holder of the Special Voting Share shall be entitled to receive out of the assets of the Corporation available for distribution to the shareholders, an amount equal to $0.01 before any distribution is made on the common stock of the Corporation or any other stock ranking junior to the Special Voting Share as to distribution of assets upon liquidation, dissolution or winding-up.

4. RANKING. The Special Voting Share shall, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Corporation and (ii) junior to any other class or series of capital stock of the Corporation.

5. REDEMPTION. The Special Voting Share shall not be subject to redemption, except that at such time as no exchangeable shares ("Exchangeable Shares") of RVI Sub, Inc. (other than Exchangeable Shares owned by the Corporation and its affiliates) shall be outstanding, and no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation and its affiliates) shall exist, the Special Voting Share shall automatically be redeemed and canceled, for an amount equal to $0.01 per share due and payable upon such redemption. Upon any such redemption or other purchase or acquisition of the Special Voting Share by the Corporation, the Special Voting Share shall be deemed retired and may not be reissued.

6. OTHER PROVISIONS. Pursuant to the terms of the certain Voting and Exchange Trust Agreement to be dated November 6, 2006 by and between the Corporation, RVI Sub, Inc., the Corporation and Equity Transfer & Trust Company, as such agreement may be amended, modified or supplemented from time to time (the "Trust Agreement"):

(a) During the term of the Trust Agreement, the Corporation may not, without the consent of the holders of the Exchangeable Shares (as defined in the Trust Agreement), issue any shares of its Special Voting Stock in addition to the Special Voting Share;

(b) the Special Voting Share entitles the holder of record to a number of votes at meetings of holders of common shares of the Corporation equal to the number of Exchangeable Shares outstanding from time to time (other than the Exchangeable Shares held by the Corporation and its affiliates);

(c) the Trustee (as defined in the Trust Agreement) shall exercise the votes held by the Special Voting Share pursuant to and in accordance with the Trust Agreement;

(d) the voting rights attached to the Special Voting Share shall terminate pursuant to and in accordance with the Trust Agreement; and

(e) the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of such Special Voting Share shall be otherwise provided in the Trust Agreement.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders was duly called and at the meeting where a quorum was present, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th of November, 2006.

By:	/s/ Guy Peckham
Guy Peckham
Chief Executive Officer, President and Director

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

API NANOTRONICS CORP., a corporation organized and existing under and by virtue of the General Corporation Laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by written consent of the Board of Directors of API Nanotronics Corp. (the “Company”) a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for a vote of the stockholders of said corporation for consideration thereof. The resolution setting forth the amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the article thereof entitled “Section 4A” to read as follows:

Section 4.A The total number of shares of stock which the corporation shall have authority to issue is One Billion One (1,000,000,001). The total number of shares of Common Stock which the Corporation shall have authority to issue is One Billion (1,000,000,000) shares with a par value of $0.001 per share. The total number of shares of Special Voting Stock which the Corporation shall have the authority to issue is One (1) shares, with a par value of $0.01 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders was duly called and at the meeting where a quorum was present, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19th of October, 2007.

By:	/s/ Phillip DeZwirek
Phillip DeZwirek, Chair, Chief Executive Officer and Treasurer

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

API NANOTRONICS CORP.

API Nanotronics Corp. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SECOND: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.

THIRD: That upon the effectiveness of this Certificate of Amendment, Section 4.A of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

Section 4.A The total number of shares of stock which the Corporation shall have authority to issue is One Billion One (1,000,000,001). The total number of shares of Common Stock which the Corporation shall have authority to issue is One Billion (1,000,000,000) shares with a par value of $0.001 per share. The total number of shares of Special Voting Stock which the Corporation shall have the authority to issue is One (1) share, with a par value of $0.01 per share.

Effective at 5:00 p.m. (Delaware time) on September 19, 2008 each fifteen (15) shares of common stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, round up to the nearest whole number of shares in order to bring the number of shares held by such holder up to the next whole number of shares of Common Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed by Jason DeZwirek, its Secretary, this 19th day of September, 2008.

API NANOTRONICS CORP.

By:	/s/ Jason DeZwirek
Name:	Jason DeZwirek
Title:	Secretary